EXHIBIT 99.2

CDW Authorizes $1 Billion Share Repurchase Program Increase and Declares Cash Dividend of $0.295 Per Share

Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., Feb. 07, 2019 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has authorized a $1 billion increase to the company’s share repurchase program and declared a quarterly cash dividend. The cash dividend of $0.295 per common share will be paid on March 12, 2019, to all stockholders of record as of the close of business on February 25, 2019.  This represents a 40 percent increase over last year’s dividend.

“Since our IPO in June 2013, our dividend has increased nearly seven-fold and we have returned approximately $2.1 billion to stockholders through share repurchases and dividends,” said Collin B. Kebo, Senior Vice President & Chief Financial Officer, CDW. “Share repurchases and annual dividend increases are important components of our capital allocation strategy to deliver value to our stockholders just as we have delivered value to our customers and partners for more than 30 years.”

Future dividends and share repurchase authorizations will be subject to approval by CDW's Board of Directors. The $1 billion authorization is incremental to the $336 million unused in the repurchase program as of December 31, 2018.  The program was initially authorized for $500 million in November, 2014 and reauthorized for an incremental $750 million in both May, 2016 and August, 2017. Share repurchases under the program will be made from time to time in private transactions, open market purchases or other transactions as permitted by securities laws and other legal requirements. The timing and amounts of any purchases will be based on market conditions and other factors including but not limited to price, regulatory requirements and capital availability. The program does not require the purchase of any minimum dollar amount or number of shares and the program may be modified, suspended or discontinued at any time.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, the United Kingdom and Canada. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 9,000 coworkers. For the year ended December 31, 2018, the company generated net sales over $16 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries
Beth Coronelli
Vice President, Investor Relations
(847) 419-7524
investorrelations@cdw.com

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Sara Granack
Vice President, Corporate Communications
(847) 419-7411
mediarelations@cdw.com

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